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                                             As filed pursuant to Rule 424(B)(3)
                                             Registration No. 333-68358


Supplement dated December 4, 2001
               to
Prospectus dated November 14, 2001


                                9,000,000 Shares

                              dj Orthopedics, Inc.

                                  COMMON STOCK



On November 27, 2001, Marc Kaysen filed a purported class action in the United States District Court for the Southern District of New York, captioned KAYSON V. CROSS, ET AL., 01 Civ. 10707 (HB), allegedly on behalf of himself and all purchasers of the Company's stock pursuant to or traceable to the Company's initial public offering (the "Offering"). The complaint names as defendants the Company, the Company's Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors, and the underwriters of the Offering. The complaint alleges causes of action for violations of Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, based on, among other things, supposed materially false and misleading statements and omissions in the Offering's registration statement and prospectus. The complaint seeks rescission of plaintiffs' purchases and other unspecified damages. Although the Company has not yet been served with the complaint, the Company believes that the complaint's allegations lack merit and intends to defend the action vigorously.